As filed with the Securities and Exchange Commission on September 13, 1995

                                                     REGISTRATION NO. 33-62393
==============================================================================


                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549
                              _______________________
                     PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4
                                        ON
                                     FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                           _______________________

                          Bell Atlantic Corporation
            (Exact name of registrant as specified in its charter)

         Delaware                           23-2259884
(State or other jurisdiction               (I.R.S. Employer
   of incorporation or                   Identification Number
       organization)



                                       Ellen C. Wolf, Vice President -Treasurer
                                       Bell Atlantic Corporation
1717 Arch Street                       1717 Arch Street
Philadelphia, Pennsylvania 19103       Philadelphia, Pennsylvania  19103
(215) 963-6800                         (215)  963-6800

(Address, including zip code, and      (Name, address, including zip code, and
 telephone number, of registrant's       telephone number, of agent for service)
 principal executive offices)
                      _______________________

             Please send copies of all communications to:

        P. Alan Bulliner                                  Robert Hicks
Vice President - Corporate Secretary and Counsel         Sommer & Banard
     Bell Atlantic Corporation                         4000 Bank One Tower
        1717 Arch Street                               111 Monument Circle
   Philadelphia, Pennsylvania 19103                Indianapolis, Indiana 46244

                      _______________________
Approximate date of commencement of proposed sale: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                      _______________________

CALCULATION OF REGISTRATION FEE

========================================================================================
                                                  Proposed     Proposed
                                    Amount         Maximum     Aggregate      Amount of
Title of each class of securities    to be        Offering      Maximum     Registration
     to be registered              registered     per unit   Offering price      Fee
-----------------------------------------------------------------------------------------
Common Stock, par value
$1.00 per share                    91,114 shares  N/A        $5,313,085 *   $1,832.10 #
=======================================================================================

* Estimated solely for the purpose of determining the registration fee, required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and calculated pursuant to Rule 457(c) under the Securities Act. The average of the high and low prices for Bell Atlantic Corporation Common Stock reported in the consolidated reporting system for September 7, 1995 was $58.3125.

# Of the total registration fee, $493 was paid in connection with the submission of the Registration Statement on Form S-4 on September 6, 1995, and the
balance is being paid in connection with the submission of this Amendment.
                         _______________________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                           BELL ATLANTIC CORPORATION

                         91,114 Shares of Common Stock
                          ____________________________

           Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K

Item of Form S-3                                                Location or Caption in Prospectus
----------------                                                ---------------------------------

1.  Forepart of Registration Statement and Outside Front
    Cover Page of Prospectus ...........................        Facing Page of the Registration Statement;
Outside
                                                                Front Cover of Prospectus

2.  Inside Front and Outside Back Cover Pages of
    Prospectus .........................................        Inside Front Cover of Prospectus; Available
                                                                Information; Incorporation of Certain Documents by
                                                                Reference; Table of Contents

3.  Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges .........................          The Company

4.  Use of Proceeds ...................................          Plan of Distribution

5.  Determination of Offering Price ...................          Not Applicable

6.  Dilution ..........................................          Not Applicable

7.  Selling Security Holders ..........................          Selling Stockholders

8.  Plan of Distribution ..............................          Plan of Distribution

9.  Description of Securities to be Registered ........          Not Applicable

10. Interests of Named Experts and Counsel ............          Legal Opinions; Independent
Accountants

11. Material Changes ..................................          Not Applicable

12. Incorporation of Certain Information by Reference .          Incorporation of Certain
Documents by Reference

13. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities.....................          Not Applicable


                           BELL ATLANTIC CORPORATION

                                  PROSPECTUS

     This Prospectus relates to 91,114 shares (the "Shares") of common stock, par value $1.00 per share (the "Common Stock"), of Bell Atlantic Corporation, a Delaware corporation ("Bell Atlantic" or the "Company"). All of the Shares are being offered by the Selling Stockholders (the "Selling Stockholders") identified herein. The Selling Stockholders acquired the Shares in connection with the the acquisition by the Company of Howard W. Sams & Company on September 12, 1995. See "Selling Stockholders."

     All proceeds from any sales of the Shares by the Selling Stockholders will inure to the benefit of the Selling Stockholders. The Company will receive none of the proceeds from the sale of Shares which may be offered hereby. All expenses of registration incurred in connection herewith, excluding fees and expenses of counsel to the Selling Stockholders, are being borne by the Company, and all selling and other expenses incurred by the Selling
Stockholders will be borne by the Selling Stockholders, except that up to $500.00 of brokerage fees incurred by each Selling Stockholder with respect to sales of Shares may be reimbursed by an affiliate of the Company.

     No Selling Stockholder has advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the New York Stock Exchange at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

___________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION NOR HAS THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
THE CONTRARY IS A CRIMINAL OFFENSE.
___________________________

The date of this Prospectus is September  , 1995.

                         AVAILABLE INFORMATION

     Bell Atlantic is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by Bell Atlantic with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp
Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Bell Atlantic Common Stock is listed on the New York Stock Exchange ("NYSE"), as well as the Philadelphia, Boston, Chicago and Pacific Stock Exchanges. Copies of reports, proxy statements and other information concerning Bell Atlantic also may be inspected at the offices of the NYSE at 20 Broad Street, 18th Floor, New York, New York 10005, as well as at the offices of such other stock exchanges.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Bell Atlantic with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

     (1) Bell Atlantic's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     (2) Bell Atlantic's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

     (3) Bell Atlantic's Current Reports on Form 8-K dated January 23, 1995, April 20, 1995, and July 20, 1995; and

     (4) The description of Bell Atlantic's Common Stock which is contained in Bell Atlantic's registration statement filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

     Bell Atlantic will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be directed to Bell Atlantic Corporation, Shareowner Services, 1717 Arch Street, 31st Floor, Philadelphia, Pennsylvania 19103 (telephone 215-963-6065).

     All documents filed by Bell Atlantic pursuant to Section 13(a), 13(c),
14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

TABLE OF CONTENTS


AVAILABLE INFORMATION ................................     2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......     2

THE COMPANY ..........................................     5

SELLING STOCKHOLDERS .................................     5

PLAN OF DISTRIBUTION .................................     5

LEGAL OPINIONS .......................................     6

INDEPENDENT ACCOUNTANTS ..............................     6

     No person is authorized to give any information or to make any representation other than those contained or incorporated herein and, if given or made, such information or representation must not be relied upon as having been authorized by Bell Atlantic or the Selling Stockholders. Neither the delivery hereof nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth or incorporated herein since the date hereof or since the date of any document incorporated herein. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.

                                 THE COMPANY

Bell Atlantic Corporation ("Bell Atlantic" or the "Company") was incorporated in 1983 under the laws of the State of Delaware and has its principal executive offices at 1717 Arch Street, Philadelphia, Pennsylvania 19103 (telephone number (215) 963-6000). Bell Atlantic has seven telephone subsidiaries engaged in the business of furnishing exchange telecommunications and exchange access service and printed directory advertising: Bell Atlantic - Delaware, Inc., Bell Atlantic - Maryland, Inc., Bell Atlantic - New Jersey,Inc., Bell Atlantic - Pennsylvania, Inc., Bell Atlantic - Virginia, Inc., Bell Atlantic - Washington, D.C., Inc., and Bell Atlantic - West Virginia, Inc. Bell Atlantic also owns a majority interest in Cellco Partnership, which provides cellular telecommunications service under the name Bell Atlantic NYNEX Mobile. Bell Atlantic also owns a one-seventh interest in Bell Communications
Research, Inc., and has subsidiaries engaged in various other lines of business.

                         SELLING STOCKHOLDERS

     The Selling Stockholders were the sole shareholders of Howard W.
Sams & Company, an Indiana corporation ("Sams"), prior to the Company's acquisition of Sams by merger on September 12, 1995. The Shares were acquired by the Selling Stockholders in the merger. The Selling Stockholders have not held a position or office with the Company and have not maintained a material relationship with the Company during the three year period preceding the date of this Prospectus. The following table sets forth certain information about each Selling Stockholder and the number of shares being offered on
behalf of such Selling Stockholder are set forth in the table below.   The total
number of Shares to be sold by the Selling Stockholders hereunder does not exceed .1% of the outstanding Common Stock of the Company.

                                           Number of
                         Number of       Shares to be    Number of Shares to be
    Name of            shares owned     sold under this  owned after completion
Selling Stockholder  prior to offering    Prospectus         of offering
-------------------  -----------------  ---------------  ----------------------
Damon C. Davis              0               45,557                 0

Richard R. Hauser           0               45,557                 0



                          PLAN OF DISTRIBUTION

     The Shares offered hereby are being sold by the Selling Stockholders acting as principals for their own accounts. The Company will receive none of the proceeds from this offering.


     The Selling Stockholders may sell some or all of the Shares in transactions involving broker-dealers, who may act as agent or acquire the Shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principals any unsold Shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay commissions to or receive commissions from the purchasers of such Shares. . Any commissions paid or any discounts or concessions allowed to any broker-dealers and, if such broker-dealers purchase Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Act. The Selling
Stockholders also may sell some or all of the Shares directly to purchasers without the assistance of any broker-dealer.

     The Company has agreed to indemnify the Selling Stockholders, in certain circumstances, against certain liabilities, including liabilities arising under the Act. The Selling Stockholders have agreed to indemnify the Company and its directors and officers, in certain circumstances, against certain expenses and liabilities, including liabilities arising under the Act

     Upon the Company's being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price at which such Shares were sold by the Selling Stockholders, the commissions paid or discounts or concessions allowed by the Selling Stockholders to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

     The Company is bearing all costs relating to the registration of the Shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Stockholders or other party selling such Shares, except that up to $500.00 of brokerage fees incurred by each Selling Stockholder with respect to sales of Shares may be reimbursed by an affiliate of the Company.


                           LEGAL OPINIONS

     The validity of the Bell Atlantic Common Stock to be issued in the Merger has been passed upon for Bell Atlantic by P. Alan Bulliner, Vice President-Corporate Secretary and Counsel of Bell Atlantic. As of June 30, 1995, Mr. Bulliner owned beneficially and had options to acquire 20,870 shares of Bell Atlantic Common Stock.


                      INDEPENDENT ACCOUNTANTS

     The consolidated financial statements and consolidated financial statement schedule of Bell Atlantic and its subsidiaries included in Bell Atlantic's Annual Report on Form 10-K for the year ended December 31,
1994, have been incorporated by reference herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                    INFORMATION NOT REQUIRED IN THE PROSPECTUS



Item 14. Other Expenses of Issuance and Distribution.*

Registration fee-Securities and Exchange Commission...........     $ 1,832

     Printing of registration statement, prospectus, etc......     $ 2,000

     Accounting services .....................................     $ 5,000

     Legal fees ..............................................     $   500

     Miscellaneous ...........................................     $   500
                                                                   -------
          Total ..............................................     $ 9,832

                            ______________

* No portion of these expenses will be borne by the Selling Stockholders. All expenses shown are estimates, other than the registration fee.


Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides for the indemnification of directors and officers under certain circumstances.
Generally such persons must have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, such person must also have had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, no such indemnification may be made if such person shall have been adjudged to have been liable to the corporation, unless, and only to the extent, the court in which the proceeding was brought, or the Delaware Court of Chancery, orders such indemnification. When the director or officer successfully defends any such civil or criminal proceeding, indemnification is required. Bell Atlantic's By-Laws provide for indemnification of Bell Atlantic's officers and directors to the extent permitted by the Delaware General Corporation Law.

     The directors and officers of Bell Atlantic are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by Bell Atlantic. Such insurance is in addition to rights of directors and officers to indemnification by Bell Atlantic.


Item 16. Exhibits and Financial Statement Schedules.

Exhibits

        The following exhibits are filed as part of this Registration Statement.

Exhibit
Number

5 Opinion of P. Alan Bulliner, Vice President-Corporate Secretary and Counsel of the registrant, as to the legality of the securities being registered.*

23.1      Consent of Coopers & Lybrand L.L.P., Independent Public Accountants.

23.2 Consent of P. Alan Bulliner, Vice President-Corporate Secretary and Counsel is contained in the opinion of counsel filed as Exhibit
          5.*

24 Powers of Attorney executed by officers and directors who signed this registration statement.*

_______________

*    Previously filed.


Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  to include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement including (but not limited to) any addition of a managing underwriter, provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration
Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relative to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
                                  II-2

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 (other than the insurance policies referred to therein), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 12th day of September, 1995.


                           BELL ATLANTIC CORPORATION


                      By: /Barbara L. Connor/
                           Barbara L. Connor
                          (Vice-President - Finance and Controller)

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:

Raymond W. Smith
Chairman and Chief


Principal Financial Officer:

William O. Albertini
Executive Vice President and Chief Financial Officer

Principal Accounting Officer:
Barbara L. Connor
Vice President - Finance and Controller


Directors:                       By:  /Barbara L. Connor/
                                      (Barbara L. Connor,
William W. Adams                       individually and
William O. Albertini                   as attorney-in-fact)
Lawrence T. Babbio, Jr.
Thomas E. Bolger                       September 13, 1995
Frank C. Carlucci
William G. Copeland
James G. Cullen
James H. Gilliam, Jr.
Thomas H. Kean
John C. Marous, Jr.
John F. Maypole
Joseph Neubauer
Thomas H. O'Brien
Rozanne L. Ridgway
Raymond W. Smith
Shirley Young